Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of uniQure B.V. of our report dated October 25, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the 5-for-1 consolidation of shares which had the effect of a reverse split described in Note 1, as to which the date is January 31, 2014, relating to the financial statements of uniQure B.V., which appears in such registration statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers Accountants N.V.
Utrecht, The Netherlands
February 3, 2014

/s/ drs. A.C.M. van der Linden RA